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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Summary Selected Financial Data" and "Selected Financial Data."


    We consent to the reference to our firm under the caption "Experts" and to the use of the reports dated January 24, 2002 with respect to the consolidated financial statements and schedule of Owens-Illinois Group, Inc. and with respect to the consolidated financial statements of Owens-Brockway Packaging, Inc., Owens-Brockway Glass Container Inc., and OI Plastic Products FTS Inc., all of which are included in this Amendment No. 2 to Registration Statement on Form S-4 (333-85690) and related prospectus of Owens-Brockway Glass
Container Inc. for the registration of $1.0 billion of 8 7/8% Senior Secured Notes due 2009.


                                          /s/ ERNST & YOUNG LLP


Toledo, Ohio
May 30, 2002